Exhibit 5

July 6, 2017

Edgewater Technology, Inc.

200 Harvard Mill Square, Suite 210

Wakefield, MA 01880

Re:	Edgewater Technology, Inc. 2017 Omnibus Incentive Plan

Ladies and Gentlemen:

Edgewater Technology, Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission (the “Commission”) its Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 1,500,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), to be granted under the Company’s 2017 Omnibus Incentive Plan (the “Plan”).

We have examined the Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Plan, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws. We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect. Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing and subject to the limitations and qualifications stated herein, we are of the opinion that (i) the Company presently has at least 1,500,000 authorized but unissued shares of common stock, $0.01 par value per share, from which the 1,500,000 Shares proposed to be granted pursuant to the terms of the Plan may be issued, and (ii) assuming that the Company maintains an adequate number of authorized but unissued shares of common stock, $0.01 par value per share, available for issuance to those persons who may receive Shares in accordance with the Plan, the Shares, when and if issued pursuant to the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, McDonald Hopkins LLC

/s/ McDonald Hopkins LLC